Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 14, 2008 (the “Effective Date”), between Herbst Gaming, Inc., a Nevada corporation (together with their successors or assigns as permitted under this Agreement, collectively, the “Company”), and Troy D. Herbst, an individual (the “Executive”).

The Company desires to continue to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and accept such employment.

In consideration of the mutual covenants and for other good and valuable consideration, the Company and the Executive (individual a “Party” and together the “Parties”) agree as follows:

1.             Definitions

(a)           “Salary” shall mean the salary provided for in Section 4 subject to such increases as may be made from time to time.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Business Day” shall mean any day other than a weekend, a federal or Nevada state holiday or a vacation day for the Executive.

(d)           “Cause” shall mean:

(i)            the conviction of, or judgment against, the Executive by a civil or criminal court of competent jurisdiction for a felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity;

(ii)           the indictment of the Executive by a state or federal grand jury of competent jurisdiction or the filing of a criminal complaint or information, for a felony or any other offense involving embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity;

(iii)          the confession by the Executive of embezzlement or misappropriation of funds, or any act of moral turpitude, dishonesty or lack of fidelity;

(iv)          the payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of the Company reimbursing the Company for a loss due to the wrongful act, or wrongful omission to act, of the Executive;

(v)           the denial, revocation or suspension of a license, qualification or certificate of suitability to the Executive by any of the Gaming Authorities; and

(vi)          any action or failure to act by the Executive that the Company reasonably believes, as a result of a communication or action by the Gaming Authorities or on the basis of consultations with its gaming counsel and/or other professional advisors, will likely cause any of the Gaming Authorities to:  (A) fail to license, qualify and/or approve the Company to own and operate a gaming business; (B) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to the Company; (C) significantly delay any such licensing, qualification and/or approval process; or (D) revoke or suspend any existing license.

(e)           “Confidential Information” shall mean information in whatever form, including, without limitation, information that is written, electronically stored, orally transmitted, or memorized, that is, in the Company’s opinion, of commercial value to the Company and that is created, discovered, developed, or otherwise becomes known to the Company, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to the Company, including, without limitation, any idea, knowledge, know-how, process, system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information, business or marketing plan, strategy, or forecast.  Confidential Information does not include information that is or becomes generally known within the Company’s industry through no act or omission by the Executive; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

(f)            “Disability” shall mean the Executive’s inability, for a period of six (6) consecutive months, to render substantially the services provided for in Section 3 by reason of mental or physical disability, whether resulting from illness, accident or otherwise, where the existence of Disability shall be determined in the sole and absolute discretion of the Company.

(g)           “Term of Employment” shall mean the initial period specified in Section 2 and if, but only if, automatically renewed as provided in Section 2, shall include the period of such renewal.

2.             Term of Employment

(a)           The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, in the position and with the duties and responsibilities as set forth in Section 3 for the Term of Employment, subject to the terms and conditions of this Agreement.

(b)           The initial Term of Employment shall commence as of the Effective Date and shall, unless sooner terminated as provided in Section 7, terminate at 11:59 p.m. (Pacific Standard Time) on December  31, 2009; provided that the Term of Employment shall automatically renew for successive one (1) year periods unless (i) it has sooner terminated as provided in Section 7 or (ii) either Party has notified the other in writing at least sixty (60) days prior to the otherwise scheduled expiration of the Term of Employment that such Term of Employment shall not so renew.

3.             Position, Duties and Authorities

(a)           During the Term of Employment, the Executive shall be employed as Chief Executive Officer, Secretary and Treasurer with the duties, responsibilities and authorities customarily associated with such positions for other businesses of the same size and in the same industry, together with any other duties of a senior executive nature as may be reasonably requested by the Board from time to time, which may include duties for one or more subsidiaries or affiliates of the Company.  It is contemplated that the Executive will also continue to serve as a member of the Board.  In performing the Executive’s duties under this Agreement, the Executive shall perform such duties subject to supervision and in accordance with the policies and directives established by the Board.

(b)           The Executive is permitted to engage in charitable, community and business affairs, managing personal investments and serving as a member of boards of directors of industry associations or non-profit or for profit organizations and companies so long as such activities do not materially interfere, in the opinion and reasonable discretion of the Board, with the Executive carrying out his duties and responsibilities under this Agreement.  Thereafter, not less often than on January 1 of each renewal year, the Executive shall disclose in writing to the Board any changes to the information with respect to involvement in such entities or organizations.

4.             Salary

During the Term of Employment, the Executive shall be paid by the Company a Salary payable in accordance with the Company’s payroll practices in effect from time to time at an annualized rate of Nine Hundred Seventy-Three Thousand, Eight Hundred Forty-Five and 34/100 Dollars ($973,845.34); the Salary is subject to a five percent (5%) increase on January 1 of each year following the Effective Date.  The first such increase shall take effect in January 2009.

5.             Employee Benefit Programs

During the Term of Employment, the Executive and his dependents shall be entitled to participate in, at the Company’s expense, whatever employee benefit plans the Company endorses to obtain, if the Company in its sole discretion elects to obtain, such as, but not in limitation, medical, surgical, hospitalization, dental and visual insurance coverage.  If the Company obtains an employee benefit plan, the Company will pay all expenses for these insurance program(s) or plan(s).

6.             Business Expense Reimbursement and Perquisites

(a)           During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company, upon submission of adequate documentation, for all reasonable out-of-pocket expenses incurred by the Executive in performing services under this Agreement.

(b)           During the Term of Employment, the Executive shall be entitled to all other perquisites and benefits provided to other senior level executives of the Company (as referenced in Exhibit A attached hereto).

7.             Termination of Employment

(a)           Termination Due to Death or Disability.  In the event of the cessation of the Executive’s employment under this Agreement due to death or Disability, the Executive or the Executive’s legal representatives, as the case may be, shall be entitled to:

(i)            (A) in the case of death, continued Salary at the rate in effect at the time of death for a period of twenty-four (24) months following the month in which such cessation of employment due to death occurs, or (B) in the case of Disability, Salary at the rate in effect at the determination of Disability through the date of such determination of Disability;

(ii)           reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii)          any other compensation and benefits to which the Executive or legal representatives may be entitled to under the applicable plans, programs and agreements of the Company.

(b)           Termination by the Company for Cause.  At any time after learning of an event constituting Cause, the Company may elect to give the Executive written notice of its intention to terminate for Cause, specifying in such notice the event forming the basis for Cause.  Subject only to the following sentence, termination shall be effective immediately upon delivery of notice hereunder.  If the written notice is of an event constituting Cause under Section 1(d)(i) or 1(d)(v), and if the event is capable of being cured, the Company may allow the Executive to have ten (10) Business Days following actual receipt of the notice of termination in which to cure, so long as the Executive advises the Company in writing within forty-eight (48) hours of receiving the notice of termination of the Executive’s intention to attempt cure.  In the event the Executive’s employment is terminated by the Company for Cause, the Executive shall be entitled to:

(i)            Salary at the rate in effect at the time of termination through the date of termination of employment;

(ii)           reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii)          any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

The Executive’s entitlement to the foregoing shall be without prejudice to the right of the Company to claim or sue for any damages or other legal or equitable remedy to which the Company may be entitled as a result of such Cause; provided, however, that offset shall not be available to the Company in any event.

(c)           Termination without Cause.  In the event the Executive’s employment is terminated by the Company without Cause (which shall not include a termination pursuant to

Section 7(a)) (“Termination Without Cause”), the Executive shall be entitled to those items described in the subparagraphs (i) through (iii) of this Section 7(c) below.  Termination Without Cause shall be effective immediately, unless a later date is stated, upon delivery of a written notice of such termination from the Company to the Executive.

(i)            an amount equal to twelve (12) months of Salary (the “Salary Termination Payment”).  The Executive may elect, at the Executive’s option to receive the Salary Termination Payment either (A) in equal monthly installments over a one (1) year period commencing on the next regularly scheduled payday upon termination of the Executive’s employment, or (B) in a lump-sum payment within ten (10) Business Days following termination of the Executive’s employment;

(ii)           reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii)          any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

(d)           Voluntary Termination.  A “Voluntary Termination” shall mean a termination of employment by the Executive on his own initiative.  In the event of a Voluntary Termination, the Executive shall be entitled to:

(i)            Salary at the rate in effect at the time of termination through the date of termination of employment;

(ii)           reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii)          any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

A Voluntary Termination shall not, solely due to a Voluntary Termination, be deemed a breach of this Agreement and shall be effective upon the expiration of sixty (60) days after written notice is delivered to the Company, unless another period of time is agreed to in writing by the Parties.

(e)           No Mitigation; No Offset.  In the event of any termination of the Executive’s employment under this Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(f)            Nature of Payments.  Any amounts due the Executive under this Agreement in the event of any termination of employment with the Company are (i) in the nature of severance payments, or (ii) liquidated damages that contemplate both direct damages and consequential damages that the Executive may suffer as a result of the termination of employment, or both, and are not in the nature of a penalty.

8.             Covenants to Protect Confidential Information

The Executive shall not, during the Term of Employment or anytime thereafter, without prior written consent of the Company, divulge, publish or otherwise disclose to any other person any Confidential Information regarding the Company except in the course of carrying out the Executive’s responsibilities on behalf of the Company (e.g., providing information to the company’s attorneys, accounts, bankers, etc.) or if required to do so pursuant to the order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof and any litigation or dispute resolution method against the Company related to or arising out of this Agreement) or any governmental or administrative agency.

9.             Non-Solicitation

Except with the prior written consent of the Board, the Executive shall not solicit customers, clients or employees of the Company or any of its affiliates for a period of twelve (12) months after the date of the expiration or termination of this Agreement.  Without limiting the generality of the foregoing, the Executive will not, for a period of twelve (12) months after the date of the expiration or termination of this Agreement, willfully canvas or solicit any such business in competition with the business of the Company from any customers of the Company with whom the Executive had contact during, or of which the Executive had knowledge solely as a result of, his performance of services for the Company pursuant to this Agreement.  The Executive will not, for a period of twelve (12) months after the date of the expiration or termination of this Agreement, directly or indirectly request, induce or advise any customers of the Company with whom the Executive had contact during the terms of this Agreement to withdraw, curtail or cancel their business with the Company.  The Executive will not, for a period of twelve (12) months after the date of the expiration or termination of this Agreement, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company.

10.           Remedies.

(a)           The Executive acknowledges and agrees that immediate and irreparable harm, for which damages would be an inadequate remedy, would occur in the event any of the provisions of Section 8 or 9 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Executive agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically the terms and provisions thereof without the necessity of proving actual damages or securing or posting any bond or providing prior notice, in addition to any other remedy to which it may be entitled at law or equity.

(b)           Nothing herein contained is intended to waive or diminish any rights the Company may have at law or in equity at any time to protect and defend its legitimate property interests (including its business relationship with third parties), the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or equity.

(c)           The Executive shall have not rights, remedies or claims for damages, at law, in equity or otherwise with respect to any termination of the Executive’s employment by the Company other than as set forth in Section 7.

11.           Indemnification

(a)           The Company shall indemnify the Executive to the fullest extent permitted by Nevada law in effect as of the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding.  For the purposes of this Section 11, a “Proceeding” shall mean any action, suit or proceeding by reason of the fact that the Executive is or was an officer, director or employee, trustee or agent of any other entity at the request of the Company.  The indemnification allowed by this Section does not include suits initiated by the Executive against the Company.

(b)           The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance.  Such request shall include an itemized list of the costs and expenses and an agreement by the Executive to repay the amount of such advance if it is determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company against such costs and expenses.

(c)           The Executive shall not be entitled to indemnification under this Section 11 unless the Executive meets the standard of conduct specified in the Nevada Revised Statutes.  Actions that fail to meet the aforementioned standard of conduct shall include, but are not limited to, the failure to act in good faith, failure to act in the best interests of the Company, breach of the duty of loyalty, misappropriation of business opportunities, violation of the provisions of the articles of incorporation or the bylaws of the Company, violation of state or federal securities laws and violation of criminal law.  Notwithstanding the foregoing, to the extent permitted by law, neither Nevada Revised Statute, as amended, Section 78.7502 nor any similar provision shall apply to indemnification under this Section, so that if the Executive in fact meets the applicable standard of conduct, the Executive shall be entitled to such indemnification whether or not the Company (whether by the Board, the stockholders, independent legal counsel or other party) determines that indemnification is proper because the Executive has met such applicable standard of conduct.  Neither the failure of the Company to have made such a determination prior to the commencement by the Executive of any suit or arbitration proceeding seeking indemnification, nor a determination by the Company that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(d)           The Company shall not settle any Proceeding or claim in any manner that would impose on the Executive any penalty or limitation without the Executive’s prior written consent.  Neither the Company nor the Executive will unreasonably withhold its or the Executive’s consent to any proposed settlement.

12.           Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Executive or the Company except that (i) such rights or obligations of the Company may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, and (ii) such obligations of the Company may be transferred by the Executive by will or pursuant to the laws of descent or distribution.  The Company shall take all reasonable legal action necessary to effect such assignment and assumption of the Company’s liabilities, obligations and duties under this Agreement in circumstances described in clause (i) of the preceding sentence.

13.           Representation

The Company and the Executive respectively represent and warrant to each other that each respectively is fully authorized and empowered to enter into this Agreement and that their entering into this Agreement and the performance of their respective obligations under this Agreement will not violate any agreement between the Company or the Executive respectively and any other person, firm or organization or any law or governmental regulation.

14.           Entire Agreement

This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties relating to the subject matter set forth herein.  The Parties acknowledge and agree that the employment agreement previously entered into between the Parties has been terminated as of the date prior to the Effective Date.

15.           Amendment or Waiver

This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and the Company.  No waiver by either Party at any time of any breach by the other Party of any condition or provisions of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time.  Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

16.           Severability

The provisions of this Agreement shall be severable and the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect, impair or render unenforceable this Agreement or any other provision hereof, all of which shall remain in full force and effect.  If any provision of this Agreement is adjudicated by a court of competent jurisdiction as invalid, illegal or otherwise unenforceable, but such provision may be made enforceable by a limitation or reduction of its scope, the Parties agree to abide by such limitation or reduction as may be necessary so that said provision shall be enforceable to the fullest extent permitted by law.  The Parties further intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8 and 9 (the “Restrictive Covenants”) upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold any Restrictive Covenant unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any affect the right of the Company to the relief provided for in this Section in the Courts of any other jurisdiction within the geographical scope of such Restrictive Covenant as to breaches of such Restrictive Covenant in such other respective jurisdictions (such Restrictive Covenant as it relates to each jurisdiction being, for this purpose, severable into diverse and independent covenants).

17.           Survival

The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.           Governing Law

This Agreement shall be governed by and construed under the law of the State of Nevada, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction.  Each Party hereby irrevocably consents to the jurisdiction and venue of the state courts of Clark County, Nevada and the United States district courts with jurisdiction in Nevada with respect to any matter arising out of or relating to this Agreement other than matters that are subject to the arbitrations provisions of Section 19.

19.           Settlement of Disputes

Except for equitable actions seeking to enforce the provisions of Sections 8 and 9 which may be brought by a court in any competent jurisdiction, in the event a dispute, claim or controversy arises between the Parties relating to the validity, interpretation, performance, termination or breach of this Agreement (collectively, a “Dispute”), the Parties agree to hold a meeting regarding the Dispute, attended by individuals with decision-making authority, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies.  If, within thirty (30) days after such meeting or after good faith attempts to schedule such a meeting have failed, the Parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be resolved through final and binding arbitration to be held in Nevada in accordance with the rules and procedures for employment disputes of the American Arbitration Association.  The prevailing party in such proceeding shall be entitled to recover the costs of the arbitration from the other party, including, without limitation, reasonable attorneys’ fees.

20.           Notices

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company or the Board

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada  89118

Attention:  General Counsel

If to the Executive:

Troy D. Herbst

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, NV  89118

21.           Headings

The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.           Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.           Taxes

The Salary payable is stated in gross amounts and shall be subject to such withholding taxes and other taxes as may be required by law.

24.           Acknowledgment

The Executive acknowledges that he has been given a reasonable period of time to study this Agreement before signing it and has had an opportunity to secure counsel of his own.  By the execution of this Agreement, the Executive certifies that he has fully read and completely understands the terms, nature and effect of this Agreement.  The Executive further acknowledges that he is executing this Agreement freely, knowingly and voluntarily and that the Executive’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever.  In executing this Agreement, the Executive does not rely on any inducements, promises, or representations by the Company other than that which is stated in this Agreement.

25.           Waiver of Jury Trial

Each Party waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and Executive’s employment by the Company.  Each party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth in this Section.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

	THE “COMPANY”	THE “EXECUTIVE”
Herbst Gaming, Inc.

By:	/s/ Timothy P. Herbst
/s/ Troy D. Herbst
Its:	Chairman of the Board	Troy D. Herbst